EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cintas Partners’ Plan of our report dated July 1, 2004 with respect to the consolidated financial statements and schedule of Cintas Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

December 17, 2004

Cincinnati, OH